UNITED STATES

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SCHEDULE 14A

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Synthesis Energy Systems, Inc.
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Explanatory Note

This filing consists of the transcript of an interview given by Mr. Robert Rigdon, President and Chief Executive Officer of Synthesis Energy Systems, Inc. (the “Company”) to The Wall Street Transcript (“TWST”). A copy of the interview is available on TWST’s website, http://www.twst.com/, for subscribers.

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In connection with the proposed transaction among the Company, Zhongjixuan Investment Management Company Ltd. and China Energy Industry Holding Group Co., Ltd., the Company has filed a preliminary, and intends to file a definitive, proxy statement with the SEC and intends to mail the definitive proxy statement to the Company’s stockholders. The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the transaction. Information about the transaction is set forth in the preliminary, and will be set forth in the definitive proxy, statements to be filed by the Company with the SEC.

You may obtain the preliminary, and, when available, definitive, proxy statements for free by visiting EDGAR on the SEC web site at www.sec.gov. Stockholders and investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.

Excerpted from The Wall Street Transcript, February 20, 2012

SECTOR — ENERGY

(AVT608) TWST: The last time we spoke was in October 2010. At that time, you told us about Synthesis Energy’s three main projects in China. Would you start by giving us an update on each of those projects?

Mr. Rigdon: The three key projects we discussed were our Zao Zhuang joint venture plant in Shandong Province, which is our first project in China, our Yima project, which at that time was in the early engineering stage, and a project we have been working on in Inner Mongolia, which has been in development since the 2007-2008 time frame. The Zao Zhuang joint venture plant, or ZZ, has been in operation for over three and a half years. I’ll give you an update on these projects and provide you with more insight into additional opportunities that we are working in China and elsewhere.

With regard to the ZZ joint venture plant, we are the 95% shareholder in the ZZ plant. So we essentially own and operate the plant, while our partner, Hai Hua, owns the remaining 5%. Since the last time we talked, we continued to operate the Zao Zhuang project, up until the last quarter of last year. Today, the plant is idle while we are working out a revised commercial structure with our partner Hai Hua. The revised structure is intended to allow us to integrate Hai Hua’s methanol unit, which is adjacent to our syngas plant, so that we can produce methanol from the facility more efficiently than what was done in the past, and therefore, improve the financial performance of the ZZ joint venture plant. In the three and a half years since the ZZ plant began operating, we have made very good progress in demonstrating the robustness of our U-GAS technology.

Also since we last talked, we’ve done some very important coal-testing campaigns for prospective customers where we have shipped in very challenging, low-quality coals from China and other parts of the world, such as Australia, and tested those coals in the ZZ plant. In every case, these challenging, low-quality coals performed very well in our U-GAS technology process. We have also demonstrated very high-operating availability of the ZZ plant. And since we last talked, we have installed some technical innovations that have further improved the efficiency of our technology in converting low-quality coals to syngas, giving us the one of the best coal conversion efficiency in the industry.

With these accomplishments at the ZZ joint venture over the last three and a half years, we believe we’ve done a very good job demonstrating the technology as well as our ability to operate the technology and implement it at a commercial scale. And now we are at a point where we want take definitive steps to further improve the financial profitability of the joint venture project as well as lay out the groundwork for scaling up the facility to a larger-scale operation, producing other products besides only methanol, such as glycol and other chemical and energy products.

To that end, over the last quarter of 2011 and through January 2012, we have collaborated with our partner Hai Hua to make progress toward achieving this goal. Recently, we agreed on a framework agreement with Hai Hua. This framework agreement lays out a plan to restructure the current joint venture, as I just mentioned, so that we would integrate their methanol plant and our syngas plant in a way that would make it much more financially capable. Also it lays out the expectation to expand the plant into glycol production, which would improve profitability and is an important scale-up step. In addition, there is a longer-term vision for SES, together with Hai Hua, to work with other parties in Shandong to build this general area where our two facilities are located into a larger-scale coal-to-chemicals and coal-to-energy facility. We would likely bring in other upstream and downstream partners to accomplish this type of large-scale expansion in the future.

Shifting from Zao Zhuang to our Yima project, you may recall that our Yima project is much larger than Zao Zhuang, approximately four to five times the size. So it’s already scaled up. The project is designed to convert lower-quality sub-bituminous coal from one of Yima’s coal mines in Henan Province into syngas, which would then be converted into glycol and methanol. That project was financially closed and released for engineering and construction in September 2009, and it remains on schedule for the syngas-generating portion of the plant to start up this summer. And then we expect to have methanol, and then later, glycol production coming on in the months afterward.

Yima is the 75% owner of this joint venture and we are the 25% owner. So Yima is managing and controlling that project, and we are, of course, providing all of the technology and technical support for getting the plant up and running, and we’ll provide lot of ongoing support for the operating plant. We’re looking forward to starting production this summer. If you want to get a sense of the scope and scale of it, you can go to our Web site at www.synthesisenergy.com, where you can see photos that we update at least monthly.

Now, let me talk about the next major opportunity we are working on in China. You probably are very well aware that in March of last year we announced a strategic collaboration with a group in China called Zhongjixuan Investment Management Ltd., which we call ZJX. ZJX is a private company based in Beijing that has entered into a definitive agreement with SES to purchase shares of our stock representing approximately 42% of our outstanding shares post transaction at a price of $2.25 per share. There is also an option based on the achievement of some significant performance milestones for them to have the ability to achieve 60% ownership of SES in the future. They have a five-year window to achieve the performance milestones in order to be able to realize that option. Now, we are working together with the parties and are in the process of completing the steps to get it funded.

In the middle of last year, we and ZJX introduced this strategic collaboration to Yima. As we reported at the end of 2011, the parties to the proposed transaction continued to indicate their support for the investment. In a review session we held with ZJX, Yima and Yima’s advisory team on the detailed activities required for closing, it was determined that an extension of the agreement to March of this year was necessary in order to allow time for Yima and its advisers to complete their due diligence and review of its proposed investment, including evaluating efficient structures for the proposed transaction.

As we have noted, Yima is a Chinese, state-owned company, and therefore, there are a number of internal processes and reviews, as well as government approvals that are required before they can complete their investment into China energy and then into SES. So the parties require additional time to complete the reviews, processes and government approvals necessary to make an investment into a foreign entity such as SES. We believe that each of the parties is taking this investment very seriously as evidenced by their diligence in working toward finalizing the deal.

The $84 million in proceeds are earmarked primarily for use in building out the China business platform for SES. Those funds would go into three key areas that are described in the definitive agreement for China projects: number one, building a business platform for converting coal to natural gas, in the gasification business, we call this SNG, meaning synthetic natural gas; second, a business platform for motor fuels from converting low-quality coals to methanol or gasoline fuels; and third, a business platform for converting low-quality coals into ammonia, which is used in the fertilizer industry, and then lastly, a platform for producing power through the clean conversion of low-quality coal through our technology. These are the four business verticals that are described in our agreement with ZJX. ZJX and SES will have to establish at least one of these verticals with a value on the order of $3 billion U.S. for the achievement of the milestone for the additional shares associated with the option, I just mentioned, and our shares must also be trading above $8 per share.

As I mentioned there is a five-year window to do this. This may sound like a very tall task, but when you really look at the scope and scale of projects being built in China, and particularly, in the energy sector such as SNG and motor fuels, this is achievable potentially with just one or two industrial park project commitments and implementation. So it’s certainly doable, but it’s very large scale and highly value accretive. This is our major undertaking in China and we believe there are a suite of opportunities available to those business verticals and many of them include projects in Inner Mongolia, specifically because Inner Mongolia is probably the region in China with the greatest amount of lowquality coal reserves. Now, that is the high-level view of our current status and plans in China.

TWST: For somebody who is getting to know the company and wants to get a better understanding of what the end game is, what are some of the most exciting and potentially lucrative end uses of its products and technologies?

Mr. Rigdon: It’s not just about the downstream-end products that we enable with our low-quality coal gasification technology, but it’s also about the coal resources that we unlock value in. You see, what’s lucrative about this is that gasification can convert coal to a range of end products in the energy and chemicals sector, such as gas, motor fuels, power and a range of chemicals. Our gasification technology allows us to open up access to a whole set of previously unused coal resources that exist all around the world. Many countries have significant amounts of these coal resources and these resources have not been utilized much in the past. We provide clean coal technology. So it’s a clean, environmentally friendly way to convert low-quality coals, which are inexpensive — particularly relative to the coals that are traditionally mined.

For one thing, these lower-quality coals tend to be younger coals, so they often lay near the surface, not in deep mines that are expensive and pose safety concerns. The younger coals are typically accessed through surface mining, simple surface-mining operations that are usually easily controllable. The lucrative part of the opportunity is that when you combine our technology with these low-quality coal resources, suddenly these resources can be looked at as SNG, motor fuels, chemicals, etc., and that is a very powerful value proposition. This is the part that has not been done in the past, and is one of the reasons why we formed our joint venture called SES Resources Solutions, which we refer to as SRS, whose mission is to use our technology to gain ownership positions in those lowquality coal resources through bringing our technology to the resource, and thereby, the potential to unlock significant value.

If you look at the coal landscape, particularly around Asia, you’ll see a move right now toward lower-quality coals, but there is a technology barrier to get into the really low-quality coals. It takes technology like ours to open up those resources for value creation. In many regions of the world, if you take China and the U.S., for example, a significant percentage of the coal resources in those two countries are of these low-quality coal types. They are often not even mined. Australia also has a huge amount of these coals and India has the majority of their coal in the lower-quality category, so accessing these coals to make energy and chemicals is a very important technology breakthrough. I do think that over time this space will see competitors emerge, but it is a very big space, and we believe we have a first-mover advantage, along with intellectual property, and are very well positioned now.

TWST: Does Synthesis Energy have any direct competitors at this time?

Mr. Rigdon: Yes, but the very few competitors have technology based on older versions of gasification technology that may be able to handle some of these low-quality coals, but not all of them, and they have other limitations as well, regarding capital cost, environmental friendliness and efficiency. There are some newer competitive options that are trying to emerge, but they are still in the demonstration pilot unit phase with a lot more work to do to become fully commercial, and we are in the commercial stage. We also have a first-mover advantage in terms of actually using our technology to gain ownership positions in coal resources.

TWST: On February 9, Synthesis Energy announced a study with a coal company called Ncondezi to determine the feasibility of mining and exporting low-volatile coal from Mozambique. Please tell us more about this and the value it may ultimately create for Synthesis Energy’s shareholders.

Mr. Rigdon: Okay, and that’s a great segue, because that opportunity is being worked on by our SRS joint venture, which I was just mentioning. Ncondezi is a publicly traded coal company, listed on the AIM Stock Exchange in London, that’s been developing this major coal resource in Mozambique. And if you’re doing some research on this, you can look them up on the Internet. They’re doing a great job. Their coal appears to be a very valuable resource. I’m not a coal-mining expert by any means, but this coal resource they have, as I understand it, is very large, and with our technology we can help Ncondezi more fully monetize the entire resource. So we’ve just announced this definitive agreement for a study.

The study sounds very simple in scope, but it’s actually really important, because it’s just the first step we always have to take to completely characterize their coal, which gives us guidance in how we will customize the design our gasification system. After the study is complete, we hope to move to the next step regarding a broader cooperation arrangement with Ncondezi related to our technology and their coal resource. I don’t know what that final arrangement will look like, but I am hopeful that it will fit with the scope of our SRS business model that I just described.

And to the last point of your question, the way it creates value for our shareholders is partially from having technology licensing, engineering and equipment sales, but more so, from collaborating on monetizing the coal resources that Ncondezi has. As you can imagine, if we are enabling the unlocking of millions of tons of coal resources, as the case may be, and such coal can be converted to energy and chemical products, then the value of those coal resources is transformed.

TWST: The last time we spoke, the geographic areas you had mentioned as potential targets for Synthesis Energy were Uruguay, India, Indonesia, Australia and the U.S. Has the company made any inroads into those regions you can share with us?

Mr. Rigdon: Those still remain the key target areas but also China. I talk of it more like Asia, because we’re also seeing some emerging opportunities in places like Vietnam and Korea. In these Asian markets, we are very active through our SRS joint venture as this is an area with high interest in achieving lower-priced coal resources and has high energy and chemicals demand. We see Asia, generally speaking, as driven a lot by China, which is fueling increasingly high coal prices in that region. Our SRS joint venture is very active right now in Asia working on similar arrangements to our work with Ncondezi.

In addition there are numerous technology licensing opportunities that we are pursuing either through the SRS activity or our SES Technology business. Places like Korea are keenly interested in SNG. SNG can be a competitive option to LNG in Asia. The reason is that LNG tends to set the gas pricing for the Asian region, because many countries import LNG for their natural gas usage. The LNG facilities that are being built are huge and are some of the larger-scale projects in the world. However, they are extremely expensive and they require gas purchasers or offtakers to sign up to very long-term, take-or-pay contracts, and the LNG prices are very high. Our technology enables the conversion of low-quality coals, which are in and of themselves inexpensive, into SNG in those regions and at a fraction of the capital cost of a large-scale LNG facility.

With low-quality coals, the economics on these can be extremely compelling. In a China setting, with China capital cost profiles, we believe SNG can be produced at between $4 and $5 per million BTU from low-quality coal. Now, if you look at the LNG markets, they are significantly higher at over $15 per million BTU, so there is quite a bit of margin to be had by bringing this gas in and being able to provide a competitive option. The other advantage SNG projects would provide is the ability of users to invest directly in the project at more reasonable capital levels and avoid these longterm take-or-pay contracts. So SNG is a key initiative for us in Asia.

In the U.S., as I’ve touched on before, we haven’t spent a lot of time developing projects recently because it’s been expensive and uncertain to move projects forward here. I do believe we are starting to see some opportunities again in the U.S., however. We’re not spending millions of dollars developing projects in the U.S. at this time, but we are pursuing opportunities that may license our technology in the U.S. I do see the U.S. as more hopeful than when we last spoke. I think the U.S. has a tremendous potential for our technology to unlock the low-quality coals in the U.S., which are primarily lignite coals and sub-bituminous coals.

TWST: Would you explain the correlation between fluctuations in coal prices in your business? How are current coal prices impacting the business when you look at the outlook, which you can’t predict with certainty, but what impact do fluctuations have on Synthesis Energy?

Mr. Rigdon: In a lot of ways, coal prices are going up everywhere. And in fact, I just spoke about Asia where prices are very high. In China, thermal coals can be well over $100 a ton and metallurgical-grade coking coals can be twice that. Frankly speaking, this drives our business along with high oil and gas prices, even though our technology can handle these more expensive highquality coals, so we don’t target those coals at all. We target the lower-quality inexpensive coals where we are technology differentiated. So there is this big financial driver that exists today to get to the coals that are so cheap. In the past, there has been a technology barrier. We come in and remove that barrier.

TWST: In terms of technology development, how does Synthesis Energy stay on the leading edge to make sure it has got the best solution for the marketplace?

Mr. Rigdon: Gasification technologies of all different types that are used today generally were initiated many, many decades ago in various forms, including our technology. Our technology has been piloted over a number of years at GTI, and then further improved and updated at our commercial facility. Our near-term view of keeping the technology up to date is to focus on commercializing it and getting plants on the ground. When it comes to process industry technologies, there is nothing more powerful than building projects, and there is no better learning that comes than that from operating the plant. In addition, there are important innovations that come through the day-to-day operations and refinement and optimizing that comes with operating projects. We’ve done that in our first joint venture. We innovated our operating plant in a number of ways, but most notably, we made it more efficient, and we have new patents processing as a result of that.

Secondly, we maintain and value our relationship with GTI in Chicago. They have a fantastic facility for advanced R&D, and as we are ready to move forward, perhaps make what we would call next-generation updates to our technology, it’s likely that we would partner with folks like GTI to assist us with that, and we are very fortunate that we have access to GTI and that they maintain active pilot units and facilities there to do that sort of testing. Frankly speaking, if you look into the gasification industry, most of the gasification technologies that are commercialized today no longer have access to active pilot units and research facilities. Most of these technologies came up in the 1960s and 1970s and even in the 1980s, and were used, and then, were later abandoned. So we are very fortunate to have access to advanced R&D at GTI when we need it.

TWST: What is the biggest obstacle for Synthesis Energy right now that may possibly stand in the way of the company achieving its strategic goals? And how do you and your team plan to deal with that obstacle?

Mr. Rigdon: I suppose from the strategic level, one of the key things that enables our strategy is upward pressure on oil and gas prices. We provide a competitive option to oil as well as gasderived products through our clean coal technology. And to the extent that those two key energy sources have sustained higher price profiles, then new alternative energy technologies will continue to go forward and be commercialized. We would typically need a sustained oil price environment in the $50 or $60 a barrel or greater range, which we have had recently, but volatility in the oil price sometimes introduces uncertainty.

We certainly have a high natural gas price environment in Asia, but not necessarily in the U.S., particularly with the new fracking technologies that have increased production. Lower gas prices in the U.S. impact competitiveness with products that are normally derived from or compete with natural gas. For example, an SNG project in the U.S. today probably would not make a lot of sense, because natural gas prices are low. However, a motor fuels project in the U.S. today might be very attractive, especially with our technology utilizing very low-grade coals.

Also, I believe the regulatory framework of the different regions that we are working in need to remain amenable to clean coal technologies. I believe in China and Asia, the regulatory framework is amenable for us to get these projects approved.

And then the next big challenge, of course, is that these are capital-intensive projects. We do believe capital will form around our projects due to the robust economics that can be generated from low-cost coals. Also our plan is to work with large, wellcapitalized strategic partners that are motivated to build these types of projects with our technology so that capital will form and debt can be raised as well to get these projects financed.

TWST: Do you believe the investment community has a good understanding of Synthesis Energy’s business? And, is there anything about the company you would like investors to know about or have a clear understanding of?

Mr. Rigdon: I think we are doing a better job now of getting out and explaining our value proposition to the investment community. Our story can seem complex at times, and part of the reason is that gasification is such a multi-faceted technology in that it enables so many different types of products in both the energy and chemicals space. This alone can be a little bit confusing.

We get looked at like a technology business, providing technology licenses and equipment, and then some other investors see us as equity project owners investing in projects to make products like chemicals and energy and so forth. And then we’ve added in the middle of last year, our SRS joint venture business, which is moving into ownership positions of low-quality coal. I think now we are in a very good position to really tie all these very important value creative aspects of our business together to paint a clearer picture for the investment community of what SES is doing and our value proposition.

We are growing SES into a clean coal-based energy company that will have ownership positions in low-quality coal resources and projects that convert those coal resources into a variety of energy and chemical products, and we provide technology and equipment along the way that enables us to realize the value of low-quality coal’s potential. We are progressing a variety of opportunities today toward definitive agreements ,and when we are in a position to announce these, I think this will provide more clarity to the investment community as well as create confidence in our strategy.

TWST: Thank you. (MES)